Exhibit 99.1

FOSSIL GROUP ANNOUNCES APPOINTMENT OF EUGENE DAVIS AND PAMELA CORRIE TO BOARD OF DIRECTORS

Richardson, TX. March 25, 2024 – Fossil Group, Inc. (“Fossil” or the “Company”, NASDAQ: FOSL) today announced that Eugene I. Davis has been appointed to the Board of Directors (the “Board”), effective March 24, 2024. Mr. Davis will serve as a member of the Board’s Audit Committee.

The Company also announced that it has entered into a Cooperation Agreement with shareholder The Buxton Helmsley Group, Inc. (“BHG”). Pursuant to the Cooperation Agreement, the Company will welcome BHG nominee Pamela B. Corrie to the Board, effective March 24, 2024. Ms. Corrie will serve as a member of the Board’s Nominating and Corporate Governance Committee. The Company’s complete Cooperation Agreement with BHG, which includes certain customary standstill, voting, and other provisions, will be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

The appointment of the two new independent directors reflects Fossil’s commitment to ongoing Board refreshment and governance excellence. Collectively, the new directors bring decades of experience in retail operations, turnarounds, and finance and accounting. In the Company’s upcoming proxy statement, the Board will recommend nine nominees to stand for election at the 2024 Annual Meeting of Stockholders, consisting of the two new directors and seven other nominees, who are current directors, to be selected by the Board.

Kevin Mansell, Chairman of the Board, said, “We are pleased to have individuals of Gene’s and Pamela’s stature and experience join the Fossil Board. Together, Gene and Pamela have tremendous operating, retail, turnaround, governance and leadership expertise, which we believe will be particularly valuable as we conduct a strategic review to maximize shareholder value, while continuing to advance the Company’s Transform and Grow Plan.”

Alexander Parker, Senior Managing Director at BHG, said, “We are confident that with these additions to the Board, Fossil is well positioned to realize its full potential and drive value for all shareholders. We look forward to supporting Fossil as it executes its strategic plan.”

Mr. Davis, over the course of the past 40 years, has served as chairman, chairman of audit, compensation, nominating and governance, finance, and special committees, director, chief executive officer or chief restructuring officer of more than 250 public and private companies and businesses operating in diverse sectors, including consumer products and retail. During the past five years, Mr. Davis has been a member of the board of directors of each of Aeromexico, Babylon Holdings Limited, Bluestem Group Inc., F45 Training Holdings Inc., GTT Communications, Inc., Hycroft Mining Holding Corporation, Loyalty Ventures Inc., MediaMath Holdings, Inc., Parker Drilling Company, PGX Holdings, Inc., Skillsoft Corp., Verso Corporation, and VICI Properties Inc. In his capacity as an executive, director and advisor he has managed, restructured, sold, liquidated and advised businesses across multiple sectors on business transformations, complex transactions, operational turnarounds and leadership succession planning. He is currently the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and strategic planning advisory services for domestic and international public and private business entities.

Ms. Corrie has over 25 years of experience in complex corporate turnarounds and restructuring strategy. After practicing law at Weil, Gotshal & Manges for a decade, Ms. Corrie served in multiple executive leadership roles, including as the General Counsel for Risk and Restructuring at General Electric Capital Corporation, Americas and Chief Restructuring Officer of ABC Carpet and Home, Inc. She also served as Chief Executive Officer, Corporate of Epiq Systems, Inc., a provider of legal and business services. She previously held or currently holds board positions at Burford Capital, Spark Networks SE, AIG Financial Products, iFIT Health and Fitness Inc., AM Castle, Carl Marks Advisors, Boxed, Inc., Lord & Taylor, Pier 1 Imports, Inc., and Bed, Bath & Beyond (director of 15 subsidiaries), among others.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Safe Harbor

Safe Harbor Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of the Transform and Grow Plan; a failure to meet the continued listing requirements of Nasdaq; the impact of activist shareholders; a downgrade in our debt ratings; our level of indebtedness; our ability to achieve consistent profitability or positive cash flow; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

(858) 722-7815

christine@blueshirtgroup.com

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2024 Annual Meeting of Stockholders (the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at https://www.fossilgroup.com/investors/.

Participants

Fossil, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Fossil. Information about Fossil’s executive officers and directors and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials that may be filed with the SEC by Fossil. Information regarding Fossil’s directors and executive officers is available at “Proposal 1: Election of Directors,” “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” in its definitive proxy statement for the 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2023, and in its Current Reports on Form 8-K filed with the SEC on June 28, 2023, August 9, 2023 and March 13, 2024. To the extent holdings by our directors and executive officers of Fossil securities reported in the proxy statement for the 2023 Annual Meeting or in such Form 8-Ks have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.